EXHIBIT 2.1


                             DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT is entered into as of November 1, 1998 between Applied Biometrics, Inc. ("ABI"), a Minnesota corporation, and Cardia, Inc. ("Cardia"), a Minnesota corporation and, as of the date hereof, a wholly-owned subsidiary of ABI.

         WHEREAS, ABI has engaged in the business of developing cardiac output measurement devices and has recently acquired certain intellectual property relating to certain transcatheter closure devices ("TCDs"); and

         WHEREAS, ABI has decided to discontinue its development of TCDs through a transfer of all of its assets relating to TCDs and certain employees or the partial services of certain employees to Cardia, and a distribution of all the outstanding Common Stock of Cardia received by ABI for such assets on a pro rata basis to the holders of the Common Stock of ABI (the "Distribution"); and

         WHEREAS, as of the close of business on which the Securities and Exchange Commission declares the registration statement of Cardia on Form SB-2 with respect to the Distribution effective (the "Distribution Date"), ABI will transfer to the Agent for the benefit of the holders of record of ABI Common Stock on a record date of December 21, 1998 (the "Record Date"), without any consideration being paid by such holders, a share certificate of Cardia which represents all shares of Cardia Common Stock owned by ABI.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:


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         Section 1. The Distribution. On the Distribution Date, ABI will deliver to Norwest Bank Minnesota, N.A. as distribution agent (the "Agent"), for the benefit of holders of record of ABI Common Stock at the close of business on the Record Date, a share certificate representing all shares of Cardia Common Stock then owned by ABI. ABI shall instruct the Agent to distribute such shares on the date selected by ABI (the "Certificate Date") to holders of record of ABI Common Stock on the Record Date. The Distribution shall be on the basis of one (1) share of Cardia Common Stock for every 11.563 shares of ABI Common Stock outstanding on the Record Date. All of the shares of Cardia Common Stock so issued shall be fully paid and nonassessable. Fractional shares will be rounded to the nearest whole share. Cardia shall issue a number of fully paid and nonassessable shares of its Common Stock necessary to cover such rounding.

         Section 2.  Books, Records, Services and Access to Information.

         (a) For a period of twenty-four (24) months from and after the Distribution Date, each Party, upon written request, shall make available to the other during normal business hours and in a manner which will not unreasonably interfere with such Party's business, its financial, tax, accounting, legal, employee benefits, payroll and similar staff and services (collectively, "Services") to the extent that the same may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation, administration of employee benefit plans, payroll, general accounting and otherwise to assist in effecting an orderly transition following the Distribution.

         (b) From and after the Distribution Date, ABI shall afford Cardia and its authorized accountants, counsel and other designated representatives access (including access to persons or


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firms possessing information) and, without cost to Cardia, duplicating rights during normal business hours to, or, at ABI's option, copies of, all records, books, contracts, instruments, data and other information (collectively "Information") within ABI's possession relating to Cardia or the TCD assets, insofar as such access or copies are reasonably required by Cardia. Information may be required under this Section 2, without limitation, for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         (c) At all times from and after the Distribution Date, each Party will use its commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.

         (d) Except as provided in (b) above, a Party providing Information, Services or witnesses to the other hereunder shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements, salaries or wages, and such other costs and out-of-pocket expenses, as may be incurred in providing such Information, Services or witnesses. Invoices shall be due and payable within thirty (30) days. Interest shall accrue on any unpaid amount at the rate of ten percent (10%) per annum.

         (e) ABI shall provide Cardia, to the extent ABI maintains them, with lists of trademarks and copyrights relating to the TCD assets. Such records shall be the property of Cardia.


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         (f) ABI agrees to lease to Cardia, at fair rental value (including a pro rata portion of common area maintenance fees, taxes and insurance), certain office facilities, improvements, equipment and furnishings owned by ABI. The term of such lease shall be as mutually agreed to by the Parties. The facilities leased by ABI to Cardia shall be sufficiently large to reasonably accommodate all functions necessary to the conduct of Cardia's business.

         Section 3.  Indemnification.

         (a) Cardia agrees to indemnify and hold harmless ABI and each person, if any, who controls ABI within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended, from and against any and all losses, liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees and any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim) arising out of or related in any manner to any item arising out of the operation of the TCD business after the Distribution; provided, that ABI shall retain all liability relating to products liability claims arising out of the implantation of TCDs prior to the Distribution. Similarly, ABI agrees to indemnify and hold harmless Cardia and each person, if any, who controls Cardia within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended, from and against any and all losses, liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys' fees and any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim) arising out of or related in any manner to the business of ABI prior to the Distribution (including the TCD business), the ongoing business of ABI after the Distribution, and products liability claims arising out of the implantation of TCDs prior to the Distribution.


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         (b) If any action is brought or any claim is made against a Party or controlling person in respect of which indemnity may be sought (the "Indemnitee"), the Indemnitee shall, with reasonable promptness after the receipt of information indicating that an action or claim is likely, notify the Party from whom indemnification is sought (the "Indemnitor") in writing of the institution of the action or the making of the claim and the Indemnitor shall have the right to assume the defense of the action or claim, including the employment of counsel. The Indemnitor shall be entitled to settle the action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee unless such settlement would, in addition to the payment of money, materially affect the ongoing business of the Indemnitee such as, by way of illustration only, a consent judgment or injunction, in which event the Indemnitee shall not unreasonably withhold its consent. The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of that counsel shall be at the expenses of the Indemnitee unless (i) the employment of that counsel shall have been authorized in writing by the Indemnitor in connection with the defense of the action or claim; (ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct any different defense of the action or claim on behalf of the Indemnitee) in any of which events such fees and expenses shall be borne by the Indemnitor. The Indemnitee shall, in any event, have the right to employ advisory counsel and other advisors at its own expense, and shall be kept fully informed of the defense of any such action or claim. Except as expressly provided above, in the event that the Indemnitor shall not previously have assumed the defense of an


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action or claim, at such time as the Indemnitor does assume the defense of the action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by Indemnitee in investigating, preparing or defending against such action or claim. Anything in this Section 3(b) to the contrary notwithstanding, no Indemnitor shall be liable for any settlement of any claim or action effected without its written consent; provided, however, that if after due notice the Indemnitor refuses to defend a claim or action, and the Indemnitee shall have the right to defend and/or settle such action, and the Indemnitee shall not be precluded from making a claim against the Indemnitor for such expenses and liabilities resulting from such defense and/or settlement in accordance with this Section 3.

         (c) Notwithstanding the foregoing provisions of this Section 3, there may be particular actions or claims which reasonably could result in both Parties being liable to the other under the indemnification provisions of this Agreement. In any of such events, the Parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense of and any settling of the action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the Parties, such as, by way of illustration only, agreeing to use the same legal counsel.

         (d) The indemnification provided for in this Section 3 shall be subject, in addition to the other provisions of this Agreement, to the following provisions:

                  (i) The amount of any indemnification payable shall be determined and paid promptly after a payment by the Indemnitee is made and after making an appropriate adjustment, if any, to reflect the tax consequences resulting to the indemnified party from the indemnified loss or the payment thereof, including the


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                  receipt of the indemnification payment. Any amount payable from ABI to Cardia, and vice versa, shall be offset against each other.

                  (ii) The indemnification provisions shall survive the Distribution Date.

                  (iii) The indemnification provisions shall not, except to the extent expressly stated otherwise in this Section 3, inure to the benefit of any third party. By way of illustration only, an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provision) by virtue of the indemnification provisions.

         Section 4. Transfer of TCD Assets. Prior to and after the Distribution Date, ABI shall deliver to Cardia such documents and instruments as evidence the completion of the transfers contemplated by this Distribution Agreement. In the event that all actions are not accomplished by the Distribution Date, the parties agree that Cardia shall have de facto control of the operations and assets intended to be transferred to Cardia; provided, however, that if any uncompleted steps financially affect either Cardia or ABI, the parties agree to equitably resolve any such financial impact.

         Except as expressly provided herein, Cardia agrees to assume and pay all contracts, obligations and liabilities associated with the TCD assets whether accrued, absolute, contingent or otherwise, and whether due or to become due, including all obligations under leases and other


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executory contracts and liabilities arising as a result of the transactions contemplated hereby, existing on the date hereof or based on facts or actions arising on or prior to the date hereof and the Distribution Date, whether or not such obligations shall have been disclosed herein, and whether or not reflected on the applicable financial statements of Cardia. This Section 4 shall not inure to the benefit of any third party.

         Section 5. Parties. As used in this Agreement, the term "Parties" shall include ABI and its successors, and Cardia and its successors.

         Section 6. Expenses. Except as otherwise provided in this Agreement or agreed to by the Parties, all expenses in connection with the Distribution shall be borne by ABI.

         Section 7. Other Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to the choice of law provisions of any jurisdiction. The rights and obligations of the Parties may not be assigned by either Party without the written consent of the other. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

         Section 8.  Arbitration.

         (a) Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.


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         (b) An award rendered in connection with an arbitration pursuant to this Section 8 shall, absent manifest error, be final and binding and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (c) The forum for arbitration under this Section 8 shall be agreed upon by the Parties or, failing such agreement, Minneapolis, Minnesota.

         (d) Arbitration shall be conducted by a single arbitrator selected jointly by ABI and Cardia. If within thirty (30) days after a demand for arbitration is made, ABI and Cardia are unable to agree on a single arbitrator, three arbitrators shall be appointed. ABI and Cardia shall each select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. In connection with the selection of a third arbitrator, consideration shall be given to familiarity with corporate divestiture transactions and experience in dispute resolution between Parties, as a judge or otherwise. If the arbitrators selected by ABI and Cardia cannot agree upon a third arbitrator, they shall discuss the qualification of such third arbitrator with the AAA prior to the selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of AAA.

         (e) If an arbitrator cannot continue to serve, a successor to an arbitrator selected by ABI or Cardia shall be also selected by the same party, and a successor to the neutral arbitrator shall be selected as specified in subsection (d) of this Section 8. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

         (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of


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Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

         Section 9. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the Parties at the last known address of such Parties (or at such other address as a Party may specify by notice to the other).

         IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.


                                       APPLIED BIOMETRICS, INC.


                                       By______________________________________

                                       Its_____________________________________



                                       CARDIA, INC.


                                       By______________________________________

                                       Its_____________________________________




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